As filed with the Securities and Exchange Commission on May 13, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CLARIVATE ANALYTICS PLC

(Exact name of registrant as specified in its charter)

Jersey, Channel Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

4th Floor, St. Paul’s Gate, 22-24 New Street St. Helier, Jersey	JE1 4TR
(Address of Principal Executive Offices)	(Zip Code)

Clarivate Analytics Plc 2019 Incentive Award Plan

(Full titles of the plans)

Vistra USA (IES), LLC

888 Seventh Avenue, 5th Floor

New York, NY 10106

Telephone: (212) 500-6259

(Name and address of agent for service and telephone number, including area code, of agent for service)

With copies to:

Rachel W. Sheridan, Esq. Shagufa R. Hossain, Esq. Latham & Watkins LLP 555 Eleventh Street, NW Washington, D.C. 20004 Telephone: (202) 637-2200 Fax: (202) 637-2201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Ordinary Shares, no par value, reserved for issuance pursuant to the Clarivate Analytics Plc 2019 Incentive Award Plan	35,193,240	$13.84(3)	$487,074,441.60	$59,033.42
Ordinary Shares, no par value, reserved for issuance pursuant to share option awards outstanding under the Clarivate Analytics Plc 2019 Incentive Award Plan(2)	24,806,760	$11.60(2)(4)	$287,758,416.00	$34,876.32
Total	60,000,000	N/A	$774,832,857.60	$93,909.74

(1)

All securities being registered will be issued by Clarivate Analytics Plc, a public limited company incorporated under the laws of Jersey, Channel Islands (“Clarivate”). In connection with the business combination described in the Clarivate’s Registration Statement on Form F-4, as amended, originally filed with the Securities and Exchange Commission on February 27, 2019 (File No. 333-229899): (a) Camelot Merger Sub (Jersey) Limited, a private limited company incorporated under the laws of Jersey, Channel Islands, and a wholly owned subsidiary of Clarivate (“Jersey Merger Sub”), merged with and into Camelot Holdings (Jersey) Limited, a private limited company incorporated under the laws of Jersey, Channel Islands (“Camelot”), with Camelot surviving the merger (the “Jersey Merger”) and (b) CCC Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Clarivate (“Delaware Merger Sub”), shall be merged with and into Churchill Capital Corp, a Delaware corporation (“Churchill”), with Churchill surviving the merger (the “Delaware Merger”, and together with the Jersey Merger the “Mergers” and the Mergers, together with the other transactions contemplated by the Merger Agreement, the “Transactions”). As a result of the Transactions, Clarivate will become the public company, and the current security holders of Churchill and the current security holders of Camelot will become security holders of Clarivate.

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding ordinary shares.

(2)

Prior to the Transactions, Camelot granted awards to eligible participants under the Camelot Holdings (Jersey) Limited 2016 Equity Incentive Plan (the “2016 Plan”) in the form of options to purchase ordinary shares of Camelot. Effective as of the effective time of the Jersey Merger, each option to purchase Camelot shares, to the extent then outstanding and unexercised, automatically, without any action of the holder thereof, was converted into an option to purchase ordinary shares of Clarivate (a “Rollover Option”). The 2019 Plan is intended to be the successor plan to the 2016 Plan and, upon the effectiveness of Clarivate’s 2019 Incentive Award Plan (the “2019 Plan”), the Rollover Options ceased to be subject to the terms of the 2016 Plan and are instead governed by the terms and conditions of the 2019 Plan.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low prices of the shares of common stock of Churchill on the New York Stock Exchange on May 9, 2019 ($13.84 per share).

(4)	Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise prices of the previously granted share option awards.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I will be delivered in accordance with Form S-8 and Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the plans covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Clarivate hereby incorporates by reference in this Registration Statement Clarivate’s prospectus filed with the SEC on April 26, 2019 pursuant to Rule 424(b) of the Securities Act, which prospectus is a part of Clarivate’s Registration Statement on Form F-4, as amended (Registration No. 333-229889) (the “F-4 Registration Statement”).

All reports and other documents subsequently filed by Clarivate pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

The following description of the material terms of the share capital of Clarivate following the Transactions as described in the F-4 Registration Statement includes a summary of specified provisions of the amended and restated memorandum and articles of association of Clarivate that will be in effect upon completion of the Transactions. This description is qualified by reference to Clarivate’s amended and restated memorandum and articles of association as will be in effect upon consummation of the Transactions, a copy of which is attached to this Registration Statement and is incorporated in this Registration Statement by reference.

General

Clarivate is a Jersey, Channel Islands public company with limited liability. Its affairs are governed by the articles of association and the Jersey Companies Law. Clarivate’s register of members is kept by Vistra (Jersey) Limited at 4th Floor, St. Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Its registered office is 4th Floor, St. Paul’s Gate, 22-24 New Street, St. Helier, Jersey JE1 4TR. Its secretary is Stephen Hartman of Friars House, 160 Blackfriars Road, London, SE1 8EZ, UK.

Upon consummation of the Transactions, the authorized share capital of Clarivate will be an unlimited number of no par value shares of any class.

Shares

General

Ogier, Jersey, Channel Islands counsel to Clarivate, has confirmed that all of the issued and outstanding ordinary shares of Clarivate are fully paid and non-assessable. Certificates representing the outstanding ordinary shares of Clarivate will generally not be issued (unless required to be issued pursuant to the amended and restated memorandum and articles of association) and legal title to the issued shares is recorded in registered form in the register of members. Holders of ordinary shares of Clarivate have no pre-emptive, subscription, redemption or conversion rights.

Preferred Shares

The board of directors of Clarivate may provide for other classes of shares, including series of preferred shares, out of the authorized but unissued share capital, which could be utilized for a variety of corporate purposes, including future offerings to raise capital for corporate purposes or for use in employee benefit plans. Such additional classes of shares shall have such voting powers (full or limited or without voting powers), designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as may be determined by the board of directors of Clarivate. If any preferred shares are issued, the rights, preferences and privileges of holders of ordinary shares of Clarivate will be subject to, and may be adversely affected by, the rights of the holders of such preferred shares.

Dividends

The holders of ordinary shares of Clarivate are entitled to such dividends as may be declared by the board of directors of Clarivate, subject to the Jersey Companies Law and the amended and restated memorandum and articles of association.

Dividends and other distributions on issued and outstanding ordinary shares may be paid out of the funds of Clarivate lawfully available for such purpose, subject to any preference of any outstanding preferred shares of Clarivate. Dividends and other distributions will be distributed among the holders of ordinary shares of Clarivate on a pro rata basis.

Voting rights

Each ordinary share of Clarivate entitles the holder to one vote on all matters upon which the ordinary shares of Clarivate are entitled to vote. Voting at any shareholders’ meeting is by way of poll.

A quorum required for a meeting of shareholders of Clarivate requires the presence in person or by proxy of persons holding in aggregate not less than a simple majority of all voting share capital of Clarivate in issue (provided that the minimum quorum for any meeting shall be two shareholders entitled to vote).

A special resolution will be required for important matters such as an alteration of capital, removal of director for cause, merger or consolidation of Clarivate, change of name or making changes to the amended and restated memorandum and articles of association or the voluntary winding up of Clarivate.

An ordinary resolution of the shareholders of Clarivate requires the affirmative vote of a simple majority of the votes cast at a quorate general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast at a quorate general meeting or, in each case, a resolution in writing executed by holders of the number of ordinary shares that would be required to pass the resolution at a meeting at which all the holders were present and voting.

Variation of rights

The rights attached to any class of shares of Clarivate (unless otherwise provided by the terms of issue of that class), such as voting, dividends and the like, may be varied only with the sanction of a special resolution passed at a general meeting or by the written consent of the holders of two-thirds of the shares of that class or with the sanction of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class shall not (unless otherwise provided by the terms of issue of that class) be deemed to be varied by the creation or issue of further shares ranking in priority to or pari passu with such previously existing shares.

Transfer of ordinary shares

Any shareholder may transfer all or any of his or her ordinary shares of Clarivate by an instrument of transfer in the usual or common form or any other form prescribed by the New York Stock Exchange or any other stock exchange or automated quotation system on which Clarivate’s securities are then traded (the “Designated Stock Exchange”) or as otherwise approved by the board of directors of Clarivate.

In addition, the amended and restated memorandum and articles of association prohibit the transfer of shares of Clarivate in breach of the rules or regulations of the Designated Stock Exchange or any relevant securities laws (including the Exchange Act).

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares of Clarivate shall be distributed among the holders of the ordinary shares of Clarivate on a pro rata basis.

Anti-takeover provisions

Clarivate’s amended and restated memorandum and articles of association will contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change of control transactions, including, among other things:

•	provisions that authorize our board of directors, without action by our shareholders, to issue additional ordinary shares and preferred shares with preferential rights determined by our board of directors;

•	provisions that permit only a majority of our board of directors or one or more of our shareholders who together hold at least 10% of the voting rights of our shareholders to call shareholder meetings;

•	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of shareholders to propose matters for consideration at shareholder meetings; provided, however, such advance notice procedure will not apply to the affiliates of Onex Partners Advisor LP that from time to time hold ordinary shares of Clarivate following the closing of the Transactions, the affiliated funds of Baring Private Equity Asia Pte Ltd that from time to time hold ordinary shares of Clarivate following the closing of the Transactions or Jerre Stead or his successor (as the “Designated Shareholder” under the Director Nomination Agreement to be entered into between Clarivate and Jerre Stead at the closing of the Transactions (the “Director Nomination Agreement”)) for so long as such person is entitled to nominate one or more members of our board of directors pursuant to the Amended and Restated Shareholders Agreement of Clarivate, dated January 14, 2019, entered into among, Camelot, Clarivate and the shareholders of Camelot prior to the closing of the Transaction (the “Amended and Restated Shareholders Agreement”) or Director Nomination Agreement; and

•	a staggered board whereby our directors are divided into three classes, with each class subject to retirement and re-election once every three years on a rotating basis.

Directors

Appointment and removal

The management of Clarivate is vested in its board of directors. The amended and restated memorandum and articles of association provide that there shall be a board of directors consisting of no fewer than two and no greater than 14 directors, unless increased or decreased from time to time by the board of directors or by Clarivate in a general meeting Clarivate expects that upon the consummation of the Transactions, the board will consist of 14 directors. So long as shares of Clarivate are listed on the Designated Stock Exchange, the board of directors of Clarivate shall include such number of “independent directors” as the relevant rules applicable to the listing of any shares on the Designated Stock Exchange require (subject to any applicable exceptions for “controlled” companies).

The directors shall be divided into three (3) classes designated as Class I, Class II and Class III, respectively. At the first annual general meeting of shareholders of Clarivate (expected in 2020), the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual general meeting of shareholders of Clarivate (expected in 2021), the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual general meeting of shareholders of Clarivate (expected in 2022), the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual general meeting of shareholders of Clarivate, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual general meeting.

The directors of Clarivate have the power from time to time and at any time to appoint any person as a director to fill a vacancy on the board of directors or as an addition to the existing board of directors, subject to the remaining provisions of the amended and restated memorandum and articles of association, the terms of the Director Nomination Agreement and the Amended and Restated Shareholders Agreement, applicable law and the listing rules of the Designated Stock Exchange. Any director so appointed shall hold office until the expiration of the term of such class of directors or until his earlier death, resignation or removal.

A director may be removed from office by the holders of ordinary shares of Clarivate by special resolution only for “cause” (as defined in the amended and restated memorandum and articles of association). In addition, a director may be removed from office by the board of directors of Clarivate by resolution made by the board of directors for “cause.”

The appointment and removal of directors is subject to the applicable rules of the Designated Stock Exchange and to the provisions of the Director Nomination Agreement and the Amended and Restated Shareholders’ Agreement.

The detailed procedures for the nomination of persons proposed to be elected as directors at any general meeting of Clarivate are set out in the amended and restated memorandum and articles of association.

Indemnification of directors and officers

To the fullest extent permitted by law, the amended and restated memorandum and articles of association provide that the directors and officers of Clarivate shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Jersey Companies Law does not contain any provision permitting Jersey companies to limit the liabilities of directors for breach of fiduciary duty. However, a Jersey company may exempt from liability, and indemnify directors and officers for, liabilities incurred in defending any proceedings (whether civil or criminal) in which judgment is given in the person’s favor or the person is acquitted; which are discontinued other than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person; which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings; any liability incurred other than to the company if the person acted in good faith with a view to the best interests of the company; any liability incurred in connection with an application made under Article 212 of the Jersey Companies Law in which relief is granted to the person by the court; or any liability against which the company normally maintains insurance for persons other than directors.

To the fullest extent permitted by law, the amended and restated memorandum and articles of association provide that the directors and officers of Clarivate shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such director’s or officer’s actual fraud or willful default.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) Clarivate hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) For purposes of determining any liability under the Securities Act, each filing of Clarivate’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Clarivate pursuant to the provisions set forth above, or otherwise, Clarivate has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Clarivate of expenses incurred or paid by a director, officer or controlling person of Clarivate in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Clarivate will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Philadelphia, the United States, on the 13th day of May, 2019.

CLARIVATE ANALYTICS PLC

By:	/s/ Jay Nadler
Name:	Jay Nadler
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Jay Nadler, Christine Archbold, Richard Hanks and Stephen Hartman, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form S-8 and all amendments thereto, including post-effective amendments, of Clarivate Analytics Plc, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the 13th day of May, 2019 in the capacities indicated.

Name	Title

/s/ Jay Nadler	Chief Executive Officer
Jay Nadler	(Principal Executive Officer)

/s/ Christine Archbold	Chief Accounting Officer
Christine Archbold	(Principal Accounting Officer)

/s/ Richard Hanks	Chief Financial Officer
Richard Hanks	(Principal Financial Officer)

/s/ Konstantin Gilis	Director
Konstantin Gilis

/s/ Paul Edwards	Director
Paul Edwards

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Clarivate Analytics Plc, has signed this Registration Statement in the City of New York, State of New York, on the 13th day of May, 2019.

VISTRA USA (IES), LLC

By:	/s/ Waldo Mercado
Name:	Waldo Mercado
Title:	Manager, International Operations

EXHIBIT INDEX

Exhibit Number	Description

3.1	Form of Amended and Restated Memorandum and Articles of Association of Clarivate Analytics Plc (incorporated by reference to Annex B to Amendment No. 4 to Clarivate’s Registration Statement on Form F-4 filed on April 26, 2019)

5.1*	Opinion of Ogier

23.1*	Consent of PricewaterhouseCoopers LLP (with respect to Camelot Holdings (Jersey) Limited financial statements)

23.2*	Consent of PricewaterhouseCoopers LLP (with respect to Clarivate Analytics Plc financial statement)

23.3*	Consent of Marcum LLP (with respect to Churchill Capital Corp. financial statements)

23.4*	Consent of Ogier (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Clarivate Analytics Plc 2019 Incentive Award Plan (incorporated by reference to Annex B to Amendment No. 2 to Clarivate’s Registration Statement on Form F-4 filed on April 15, 2019)

* Filed herewith